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                                                                    EXHIBIT 99.1


Investors:                                                Media:
Ann Tanabe                                                Daniel Budwick
Encysive Pharmaceuticals                                  BMC Communications
(713) 796-8822                                            (212) 477-9007 ext. 14

Hershel Berry
The Trout Group
(415) 392-3385

FOR IMMEDIATE RELEASE


          THELIN(TM) SHOWS PROMISE IN PATIENTS FAILING BOSENTAN THERAPY

               CONFERENCE CALL SCHEDULED FOR TODAY AT 8:15 A.M. ET


HOUSTON -OCTOBER 5, 2004 - Encysive Pharmaceuticals (NASDAQ: ENCY) today announced top-line results from STRIDE-6, a clinical study of Thelin(TM) (sitaxsentan) in patients with pulmonary arterial hypertension (PAH) who discontinued treatment with bosentan due to lack of efficacy or for safety reasons. The data suggests Thelin may provide important benefits to this challenging patient group.

STUDY OVERVIEW
STRIDE-6 enrolled 48 patients, 35 of which had discontinued bosentan therapy for lack of efficacy and 13 for reasons related to safety. The mean duration of prior bosentan treatment was 13.4 months (0.1 months - 39 months). Of the 48 patients, 24 were randomized to blinded treatment with 50 mg Thelin once daily and 24 to 100 mg Thelin once a day. Five subjects discontinued the trial early due to disease progression. Of the 48 patients, 45 continued Thelin therapy in a long-term extension trial (STRIDE-3).

Patients were categorized as improved if their distance walked in six minutes increased by 15% or more after 12 weeks of therapy and as deteriorated if their distance walked declined by 15% or more. Patients with lesser increases or declines were considered unchanged.

STUDY RESULTS
Of the 35 patients discontinuing bosentan therapy for lack of efficacy, 33% in the Thelin 100 mg group and 10% in the Thelin 50 mg group improved. Continued deterioration was noted in 20% of the 100 mg group and 15% of the 50 mg group. The remaining patients were considered unchanged.

Of the 13 patients who discontinued bosentan treatment due to safety, 12 were for liver function abnormalities and one for rash. One patient who had developed liver function abnormalities after 1 month of bosentan treatment increased to >3 times the upper limit of
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                                                                    EXHIBIT 99.1


normal after 12 weeks of treatment with 100 mg of Thelin. This patient has been discontinued from therapy. The other 12 patients remain active in STRIDE-3.

Adverse events (AE) occurred with similar frequency with both Thelin doses. The most frequent AEs, occurring in 4 or more patients included nausea, fatigue, edema, headache, and upper respiratory tract infection. One patient in the 50 mg group admitted to the study for clinical deterioration died. This patient had received Thelin for 17 days then bosentan for a further 12 days prior to dying from progressive pulmonary hypertension.

"Patients failing bosentan, either for efficacy or safety, represent a common and important challenge for treating physicians," reported Dr. Robyn Barst, Professor of Pediatrics at Columbia University College of Physicians and Surgeons, and Director, New York Presbyterian Hospital Pulmonary Hypertension Center. "It appears that the 100 mg dose of sitaxsentan may be able to improve up to 1/3 of efficacy failures with bosentan. It further appears that patients developing liver function abnormalities on bosentan may be treatable with sitaxsentan without significantly increased risk of having these abnormalities recur. If substantiated in broader clinical practice, this would be an important finding."

"STRIDE-6 was designed to give clinicians important information about potential alternatives for those patients who fail on bosentan," commented Bruce D. Given, M.D., President and CEO of Encysive Pharmaceuticals. "This information, when added to the forthcoming results of our Phase III pivotal trial and other ongoing trials, should provide for a comprehensive review of the utility of Thelin in the broadest patient population studied to date in a pre-approval setting."

CONFERENCE CALL INFORMATION
You may access the conference call scheduled for Tuesday, October 5, 2004, at 8:15 a.m. (ET) either through the call-in number or an audio webcast. The access number for the call is (612) 288-0318.

Or, you may participate live online via Encysive's web site at www.encysive.com.

The webcast replay will be available, in addition to a call replay, beginning October 5, 2004, at 12:00 p.m. ET through October 12, 2004. The telephone replay can be accessed by calling (320) 365-3844 and entering passcode 750019.

ABOUT THELIN(TM) AND PAH
Thelin(TM) is a small molecule that blocks the action of endothelin, a potent mediator of blood vessel constriction and growth of smooth muscle in vascular walls. Endothelin receptor antagonists may prove to be effective in the treatment of a variety of diseases where the regulation of vascular constriction is important. Thelin is 6,500 fold selective in the targeting of the endothelin A receptor.

Pulmonary arterial hypertension (PAH) is a condition that involves high blood pressure and structural changes in the walls of the pulmonary arteries, which are the blood vessels
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                                                                    EXHIBIT 99.1


that connect the right side of the heart to the lungs. PAH causes shortness of breath, limits activity, and is eventually fatal unless treated successfully with heart and lung transplant. Primary and secondary PAH are estimated to afflict approximately 80,000 to 100,000 people worldwide, many of whom are children and young women.

Side effects of Thelin seen in the program to date, and which occurred more frequently than in placebo, include liver dysfunction (increased ALT and AST), headache, edema, constipation, nasal congestion and flushing. Because Thelin inhibits the metabolism of warfarin, the dose of warfarin should be adjusted downward when co-administered with Thelin.

ABOUT ENCYSIVE PHARMACEUTICALS
Encysive Pharmaceuticals Inc., a biopharmaceutical company focused on the discovery, development and commercialization of novel drugs, is recognized for our expertise in small molecule drug development and vascular biology. Argatroban, our first FDA-approved product, is being marketed by GlaxoSmithKline for heparin-induced thrombocytopenia. Encysive Pharmaceuticals is in Phase III development of the endothelin antagonist, Thelin, for pulmonary arterial hypertension. Our majority-owned affiliate, Revotar Biopharmaceuticals AG, is in Phase II development with the selectin antagonist bimosiamose in asthma, psoriasis and atopic dermatitis. Encysive Pharmaceuticals has several other research and development programs ongoing for a range of cardiovascular and inflammatory diseases. To learn more about Encysive Pharmaceuticals please visit our web site: www.encysive.com.

This press release contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are timing and cost of our clinical trials, attainment of research and clinical goals and milestones of product candidates, attainment of required government approvals, sales levels of our products and availability of financing and revenues sufficient to fund development of product candidates and operations. In particular, careful consideration should be given to cautionary statements made in the various reports Encysive Pharmaceuticals, including as Texas Biotechnology Corporation, has filed with the Securities and Exchange Commission. The Company undertakes no duty to update or revise these forward-looking statements.

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